Exhibit 4.3

LINN ENERGY, LLC

LINN ENERGY FINANCE CORP.

and

the GUARANTORS named herein

____________________________

8.625% SENIOR NOTES DUE 2020

____________________________

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JULY 2, 2010

____________________________

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

____________________________

HOU01:1157704

This FIRST SUPPLEMENTAL INDENTURE, dated as of July 2, 2010 (this “Supplemental Indenture”) is among Linn Energy, LLC, a Delaware limited liability company (the “Company”), Linn Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors (other than the New Subsidiaries (as defined below)) and the Trustee entered into an Indenture dated as of April 6, 2010 (the “Indenture”), relating to the Issuers’ 8.625% Senior Notes due 2020 (the “Notes”); and

WHEREAS, the Company has acquired four new indirect wholly-owned subsidiaries, Linn Exploration & Production Michigan Midstream LLC, a Delaware limited liability company (“Linn Midstream”), Linn Exploration & Production Michigan LLC, a Delaware limited liability company (“Linn Michigan”), Linn Gas Processing MI LLC, a Delaware limited liability company (“Linn Gas Processing”), and Linn Midwest Energy LLC, a Delaware limited liability company (“Linn Midwest” and, together with Linn Midstream, Linn Michigan and Linn Gas Processing, the “New Subsidiaries”); and

WHEREAS, Section 4.13 of the Indenture provides that under certain circumstances each Restricted Subsidiary shall become a guarantor by executing and delivering to the Trustee a supplemental indenture; and

WHEREAS, Section 9.01(g) of the Indenture provides that, without the consent of any Holder of a Note, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture to add any additional Guarantor with respect to the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1.     Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2.    Relation to Indenture.  This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
HOU01:1157704

Section 3.     Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee.

Section 4.     Guarantee of the Notes.  Each of the New Subsidiaries hereby agrees, by its execution of this Supplemental Indenture, (a) to guarantee, jointly and severally with the other Guarantors, the Obligations of the Issuers under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and (b) to be bound by all other provisions of the Indenture applicable to the Guarantors.

Section 5.    Ratification of Obligations.  Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6.     The Trustee.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 7.     Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.    Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signatures on following pages]
HOU01:1157704

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Issuers

Linn Energy, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Senior Vice President and Chief Accounting Officer

Linn Energy Finance Corp.

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Senior Vice President and Chief Accounting Officer

Guarantors

Linn Operating, Inc.
Linn Energy Holdings, LLC
Penn West Pipeline, LLC
Mid-Continent Holdings I, LLC
Mid-Continent Holdings II, LLC
Mid-Continent I, LLC
Linn Gas Marketing, LLC
Mid-Continent II, LLC
Linn Exploration Midcontinent, LLC
Linn Exploration & Production Michigan Midstream LLC
Linn Exploration & Production Michigan LLC
Linn Gas Processing MI LLC
Linn Midwest Energy LLC

Each By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Senior Vice President and Chief Accounting Officer

HOU01:1157704

Trustee

U.S. Bank National Association, as Trustee

By:	/s/ Steven A. Finklea
Name:	Steven A. Finklea, CCTS
Title:	Vice President

HOU01:1157704